                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-14A



                                 TERMS AGREEMENT


                                                     Dated:    August 15, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of August 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-14A.

Terms of the Series 2001-10A Certificates: Structured Asset Securities Corporation, Series 2001-10A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-63602.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2 and Class 2-A3 be rated "Aaa" by Moody's Investors Services, Inc. ("Moody's"), and rated "AAA" by Fitch, Inc., ("Fitch" and collectively the "Rating Agencies"); the Class R Certificates be rated "AAA" by Fitch; the Class B1 Certificates be rated "Aa2" by Moody's and "AA" by Fitch; the Class B2 Certificates be rated "A2" by Moody's and "A" by Fitch; and the Class B3 Certificates be rated "Baa2" by Moody's and "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

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The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  August 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about August 20, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriters.

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                 LEHMAN BROTHERS INC.



                                 By: /s/  Stanley Labanowski
                                    ------------------------------------
                                    Name:  Stanley Labanowski
                                    Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Ellen V. Kiernan
   --------------------------------------------------
   Name:  Ellen V. Kiernan
   Title: Vice President


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                                   Schedule 1

                   Initial Certificate
                        Principal                  Certificate                Purchase Price
      Class             Amount(1)                 Interest Rate                 Percentage
      -----             ------                    -------------                 ----------
    1-A1               $200,000,000               Adjustable(2)                     100%
    1-A2                130,802,000               Adjustable(3)                     100%
    1-A3                   (4)                        0.15%                         100%
    2-A1                 90,336,000               Adjustable(5)                     100%
    2-A2                 70,000,000              Adjustable (6)                     100%
    2-A3                   (4)                        0.14%                         100%
    B1                    6,368,000                Variable(7)                      100%
    B2                    5,094,000                Variable(7)                      100%
    B3                    2,801,000                Variable(7)                      100%
    R                           100               Adjustable(3)                     100%

------------

(1) These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A1 Certificates will accrue interest based on the Net WAC for pool 1 less 0.23% until the end of the Accrual Period in May 2004. Beginning with the Accrual Period in June 2004, the Class 1-A1 Certificates will accrue interest at the Net WAC for pool 1 less 0.08%, as described in the prospectus supplement. For the initial Distribution Date in September 2001, the interest rate for the Class 1-A1 Certificates is expected to be 5.95% per annum.

(3) The Class 1-A2 and R Certificates will accrue interest based on the Net WAC for the pool 1, as described in the prospectus supplement. For the initial Distribution Date in September 2001, the interest rate for the Class 1-A2 and R Certificates is expected to be 6.18% per annum.

(4) The Class 1-A3 and 2-A3 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement. After the Distribution Dates in June 2004 and July 2004, the Class 1-A3 and 2-A3 Certificates, respectively, will no longer be entitled to receive distributions of any kind.

(5) The Class 2-A1 Certificates will accrue interest based on the Net WAC for pool 2 less 0.14% until the end of the Accrual Period in June 2004. Beginning with the Accrual Period in July 2004, the Class 2-A1 Certificates will accrue interest at the Net WAC for pool 2, as described in the prospectus supplement. For the initial Distribution Date in September 2001, the interest rate for the Class 2-A1 Certificates is expected to be 6.05% per annum.

(6) The Class 2-A2 Certificates will accrue interest based on the Net WAC for pool 2, as described in the prospectus supplement. For the initial Distribution Date in September 2001, the interest rate for the Class 2-A2 Certificates will be 6.19% per annum.

(7) The Class B1, B2 and B3 Certificates will accrue interest based on a variable interest rate, as described in the prospectus supplement. For the initial Distribution Date in September 2001, the interest rate for the Class B1, B2 and B3 Certificates is expected to be 6.19% per annum.